Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
ATLANTIC EXPRESS TRANSPORTATION CORP.

Under Section 805 of the Business Corporation Law

The undersigned, being the President of Atlantic Express Transportation Corp., a corporation organized and existing under the laws of the State of New York (the “Corporation”) does hereby certify and set forth as follows:

FIRST: That the name of the Corporation is ATLANTIC EXPRESS TRANSPORTATION CORP.

SECOND: That the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of New York was December 20, 1993. The date of filing of its Restated Certificate of Incorporation with the Secretary of State of the State of New York was March 3, 1997.

THIRD: That the Corporation’s Certificate of Incorporation is hereby amended, as follows:

(i)                                             by amending and restating Article IV of the Certificate of Incorporation to change 200 authorized common shares without par value of the Corporation, 100 of which are issued, into 1,303,200 authorized common shares of a par value of $.01 each in the following manner: the terms of the change are at the rate of 6,516 issued common shares of a par value of $.01 per share for each of the 100 issued common shares without par value, and at the rate of 6,516 unissued common shares of a par value of $.01 per share for each of the 100 unissued common shares without par value.

(ii)                                          by adding a new Article XII eliminating any preemptive rights of the holders of the Corporation’s capital stock.

FOURTH: That Article IV of the text of the Certificate of Incorporation of the Corporation is hereby amended so that, as amended, Article IV shall read in its entirety as follows and a new Article XII is added to read in its entirety as follows:

ARTICLE IV

CAPITAL STOCK

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 1,303,200 common shares, par value $.01 per share.

ARTICLE XII

PREEMPTIVE RIGHTS

The holders of such shares of capital stock shall not have any preemptive right under the New York Business Corporation Law.

FIFTH: That the capital of the Corporation will not be reduced under or by reason of any amendment in this Certificate of Amendment.

SIXTH: That this Certificate of Amendment has been duly authorized pursuant to Section 803(a) and 615(a) of the Business Corporation Law, by the vote of the Board of Directors, followed by the unanimous written consent, setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon.

IN WITNESS WHEREOF, Atlantic Express Transportation Corp. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Domenic Gatto, its president, this 20th day of April, 2004.

ATLANTIC EXPRESS TRANSPORTATION CORP.

By:	/s/ Domenic Gatto
Name:	Domenic Gatto
Title:	Chief Executive Officer